THE GUARDIAN INSURANCE & ANNUITY COMPANY INC.

RETURN OF PREMIUM DEATH BENEFIT (ROPDB) RIDER

Upon a Covered Death, this rider provides for an enhanced death benefit that may be greater than the death benefit provided under the Basic Contract.

This rider is attached to the Basic Contract and is subject to all of the applicable provisions of the Basic Contract. In the case of any conflict between the provisions of the Basic Contract and this rider, the provisions of the rider will control.

SPECIFICATIONS

ROPDB Election	[ROPDB BASIC/ROPDB PLUS]
[ROPDB Plus Daily Factor	[0.0008219] (simple annual rate of 3%)]

Definitions

Terms used in this rider that are not described below have the meaning ascribed in the Basic Contract to which this rider is attached.

Adjusted Withdrawal Amount

If the ROPDB Election in the Specifications section above is ROPDB Basic, the Adjusted Withdrawal Amount is equal to the greater of:

•	The dollar amount of the Withdrawal, including any applicable Surrender Charges; or

•	The ROPDB multiplied by (a) divided by (b) where (a) is the amount of the Withdrawal, including any applicable Surrender Charges and (b) is the Accumulation Value immediately before the withdrawal.

If the ROPDB Election on the Specifications section above is ROPDB Plus, the Adjusted Withdrawal Amount is equal to the dollar amount withdrawn from the ROPDB Plus Interest Account. If the dollar amount of the Withdrawal exceeds the dollar amount in the ROPDB Plus Interest Account, the Adjusted Withdrawal Amount is increased by the greater of the following:

•	The dollar amount of the Withdrawal (including any surrender charges ) in excess of the dollar amount in the ROPDB Plus Interest Account; or

•

The ROPDB multiplied by (a) divided by (b) where (a) is the dollar amount of the Withdrawal in excess of the ROPDB Plus Interest Account and (b) is the Accumulation Value immediately prior to the Withdrawal reduced by the amount withdrawn from the ROPDB Plus Interest Account.

Covered Death - Under this rider, a death benefit may be payable upon the death of any Owner under the Basic Contract, or in the event of a Non-Natural Owner, the Annuitant. This rider must be in force and we must receive Due Proof of Death in Good Order at our Customer Service Office that the Covered Death occurred prior to the Annuity Commencement Date in order for a death benefit to be paid.

ROPDB Plus Interest Account - This account is part of the ROPDB if the ROPDB Election shown in the Specifications section above is ROPDB Plus.

ROPDB Plus Basis - This is the basis on which the ROPDB Plus Interest Account earns interest.

Withdrawals - A Withdrawal is an amount withdrawn from the Accumulation Value of the Basic Contract pursuant to an Owner request, including any applicable surrender charges.

ICC13-ROP SVA	[CONTRACT NUMBER]

Return of Premium Death Benefit

The ROPDB will be payable if on the Valuation Date a death benefit under the Basic Contract is calculated, the ROPDB is greater than the death benefit provided by the Basic Contract or any other death benefit rider that may be attached to the Basic Contract.

If the ROPDB Election shown in the Specifications section is ROPDB Basic, the ROPDB is calculated as follows:

•	On the Issue Date, the ROPDB is equal to the initial premium payment.

•	On each Valuation Date we receive an additional premium payment in Good Order at our Customer Service Office we will increase the ROPDB by the amount of that premium payment.

•	On each Valuation Date that a Withdrawal is made, we will decrease the ROPDB by the Adjusted Withdrawal Amount.

•

On the Valuation Date that a change in Owner, or in the event of a Non-Natural Owner, a change in the Annuitant, is effective, the ROPDB will be set to equal the Accumulation Value as of that Valuation Date even if the Accumulation Value is lower than the ROPDB on that Valuation Date.

If the ROPDB Election shown in the Specifications section is ROPDB Plus, the ROPDB is the sum of (1) the ROPDB as calculated below and (2) the ROPDB Plus Interest Account:

•	On the Issue Date, the ROPDB is equal to the initial premium payment.

•	On each Valuation Date, we receive an additional premium payment in Good Order at our Customer Service Office we will increase the ROPDB by the amount of that premium payment.

•	On each Valuation Date that a Withdrawal is made, we will decrease the ROPDB by the Adjusted Withdrawal Amount.

•

On the Valuation Date that a change in Owner, or in the event of a Non-Natural Owner, a change in the Annuitant, is effective, the ROPDB will be set to equal the Accumulation Value as of that Valuation Date even if the Accumulation Value is lower than the ROPDB on that Valuation Date.

•	On each Contract Anniversary, the ROPDB will be increased by the amount in the ROPDB Plus Interest Account on the day immediately prior to the Contract Anniversary.

On each calendar day, we will increase the ROPDB Plus Interest Account. The dollar amount of the increase is equal to the ROPDB Daily Factor shown in the Specifications section multiplied by the ROPDB Plus Basis described below. On each Contract Anniversary, the ROPDB Interest Account will be set to zero. In addition, the ROPDB Plus Interest Account will be reduced by the amount of any Withdrawal but will never be less than zero.

The ROPDB Plus Basis, as of the Issue Date, is equal to the initial premium paid under the Basic Contract. The ROPDB Plus Basis will increase by the amount of any subsequent premiums paid under the Basic Contract. Any Withdrawal in excess of the ROPDB Plus Interest Account will cause the ROPDB Plus Basis to reset to the lesser of:

•	The Accumulation Value immediately after the Withdrawal; or

•	The total premiums paid under the Basic Contract less the total amount of Withdrawals.

On each Contract Anniversary, the ROPDB Plus Basis will be reset to the Accumulation Value in effect on that Contract Anniversary.

Distribution of the ROPDB

The ROPDB will be distributed in the same manner as the Basic Contract death benefit.

Rider Charge

While this rider is in force, we will assess the rider charge shown on the Contract Data page. The charge will be applied as a percentage of the value of the assets allocated to each Variable Investment Option for expenses related to the provision of this rider. The Contract Data page shows the effective annual percentage for this rider charge.

Issue Date

The issue date of this rider is the Issue Date of the Basic Contract.

ICC13-ROP SVA	[CONTRACT NUMBER]

Termination

This rider terminates on the earliest of the following:

•	the date a death benefit is determined for a Covered Death; or

•	the date the Accumulation Value under the Basic Contract equals zero; or

•	the Basic Contract’s Annuity Commencement Date.

Other than as set forth above, you may not terminate this rider. You may not request to reinstate this rider once it terminates.

The Guardian Insurance & Annuity Company, Inc.

ICC13-ROP SVA	[CONTRACT NUMBER]